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                                   EXHIBIT 11


               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS




                        FOR THE YEARS ENDED DECEMBER 31,
                        --------------------------------
                                               1997          1996          1995
                                               ----          ----          ----
Basic:
   Weighted average shares outstanding       8,657,677     8,630,150     4,970,626


Diluted:
   Weighted average shares outstanding       8,657,677     8,630,150     4,970,626
   Common stock equivalents                    519,077       554,122       494,310
                                           -----------   -----------   -----------
                                             9,176,754     9,184,272     5,464,936
                                           ===========   ===========   ===========


Income before extraordinary item and
   preferred dividend requirement          $13,042,456   $ 8,706,024   $ 7,219,870
Preferred dividend requirement                    --            --            --
                                           -----------   -----------   -----------
Income applicable to common shareholders
   and before extraordinary item           $13,042,456   $ 8,706,024   $ 7,219,870
Extraordinary item                                --            --            --
                                           -----------   -----------   -----------
Net income applicable to common
   shareholders                            $13,042,456   $ 8,706,024   $ 7,219,870
                                           ===========   ===========   ===========


Earnings per share:

Basic -
   Net income before extraordinary item    $      1.51   $      1.01   $      1.45
   Extraordinary item                             --            --            --
   Net income                                     1.51          1.01          1.45

Diluted -
   Net income before extraordinary item           1.42           .95          1.32
   Extraordinary item                             --            --            --
   Net income                                     1.42           .95          1.32


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